Exhibit 2.1
                                                                     -----------

                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG


                              STUDENT SPORTS, INC.,
                            A CALIFORNIA CORPORATION
                                   ("SELLER"),


                              STUDENT SPORTS INC.,
                             A DELAWARE CORPORATION
                                   ("BUYER"),


                            SILVERSTAR HOLDINGS, LTD.
                                   ("PARENT")

                                       AND

                           THE SHAREHOLDERS OF SELLER
                              (THE "SHAREHOLDERS")




                         DATED AS OF SEPTEMBER 24, 2001

                                TABLE OF CONTENTS




Article I.  Certain Definitions..............................................1
Article II. Sale and Purchase of Assets......................................6
      2.1   Sale of Transferred Assets.......................................6
      2.2   Method of Conveyance.............................................9
      2.3   Assumed Obligations..............................................9
      2.4   Excluded Obligations.............................................9
      2.5   Closing Date.....................................................9
      2.6   Purchase Price..................................................10
      2.7   Payment Terms...................................................10
      2.8   Allocation of Consideration.....................................10
      2.9   Payment of Deferred Parent Shares...............................10
      2.10  Earn-Out........................................................11
      2.11  Litigation Proceeds.............................................13
Article III.Representations and Warranties..................................13
      3.1   Seller and Shareholders.........................................13
      3.2   Buyer and Parent................................................24
Article IV. Covenants.......................................................26
      4.1   Obtaining Consents..............................................26
      4.2   Further Assurances..............................................26
      4.3   Payments Received...............................................26
      4.4   Agreements Relating to Leased Real Property.....................27
      4.5   Name Changes....................................................27
      4.6   Covenant Not to Compete.........................................27
Article V.  The Closing.....................................................28
      5.1   Seller Deliveries...............................................28
      5.2   Buyer Deliveries................................................29
Article VI. Survival of Representations and Warranties; Indemnification.....30
      6.1   Survival of Representations and Warranties and Covenants........30
      6.2   Indemnification by Seller and Shareholders......................30
      6.3   Indemnification by Buyer........................................31
      6.4   Limitations on Amount...........................................31
      6.5   Defense of Claims...............................................32
      6.6   Offset..........................................................33
Article VII.Brokerage.......................................................33
      7.1   Finders and Brokers Fees........................................33
Article VIIIGeneral Provisions..............................................34
      8.1   Sales and Transfer Taxes........................................34
      8.2   No Third Party Beneficiaries....................................34
      8.3   Expenses of the Parties.........................................34
      8.4   Amendment and Waiver............................................34
      8.5   Miscellaneous...................................................34
      8.6   Binding Effect..................................................35

      8.7   Publicity.......................................................35
      8.8   Complete Agreement..............................................35
      8.9   Notices.........................................................35
      8.10  Assignment......................................................36
      8.11  Severability....................................................36
      8.12  Choice of Law; Choice of Forum..................................36
      8.13  Arbitration.....................................................36

                             EXHIBITS AND SCHEDULES
                             ----------------------

                                    EXHIBITS
                                    --------

            Exhibit A       Form of Assignment and Assumption Agreement
            Exhibit B       Form of Employment Agreement
            Exhibit C       Form of Registration Rights Agreement
            Exhibit D       Form of Trademark Assignment
            Exhibit E       Form of Domain Name Assignment
            Exhibit F       September 15 Balance Sheet
            Exhibit G       Form of Shareholder Representation Agreement
            Exhibit H       Form of Assignment and Assumption of Leases

                                   SCHEDULES*
                                   ----------

            Schedule 1      Seller Shareholders
            Schedule 2.1(a) Personal Property
            Schedule 2.1(c) Receivables
            Schedule 2.1(f) Contracts
            Schedule 2.1(k) Advertising Material
            Schedule 2.1(m) Prepaid Expenses
            Schedule 2.3    Assumed Agreements
            Schedule 2.11   Litigation












------------------------
* Note: Certain Schedules are set forth in the Seller Disclosure Memorandum (as defined herein) referred to herein and delivered contemporaneously herewith.

                            ASSET PURCHASE AGREEMENT
                            ------------------------


     ASSET PURCHASE AGREEMENT, dated as of September 24, 2001 (the "AGREEMENT"), by and among Student Sports, Inc., a California corporation ("SELLER"), the Shareholders (as defined below), Student Sports Inc., a Delaware corporation ("BUYER"), and Silverstar Holdings, Ltd., a Bermuda corporation ("PARENT").

     WHEREAS, Seller is engaged in the business of providing information and marketing services in the field of high school sports, and related activities;

     WHEREAS, the Shareholders are the record and beneficial owners of an aggregate of 300,000 shares of common stock, par value $.01 per share, of Seller ("SELLER COMMON STOCK"), representing one hundred percent (100%) of the issued and outstanding shares of Seller Common Stock;

     WHEREAS, Parent is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding common stock, par value $.01 per share, of Buyer ("BUYER COMMON STOCK"); and

     WHEREAS, Buyer desires to acquire and assume from Seller, and Seller desires to sell, transfer and assign to Buyer, Seller's business, including all of the assets, properties and rights of Seller, as a going concern unencumbered by any of the liabilities, debts and obligations of Seller, other than the Assumed Obligations (hereinafter defined), and on the terms and subject to the conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.  CERTAIN DEFINITIONS.

     When used in this Agreement, the following capitalized terms shall have the meanings specified in this Article I.

"ACCOUNTS PAYABLE" shall have the meaning given to such term in Section 2.3.

"ACQUISITION TRANSACTION" shall have the meaning given to such term in Section 4.6.

"ADDITIONAL AGREEMENTS" means the Registration Rights Agreement, the Assignment and Assumption Agreement, the Trademark Assignment, the Domain Name Assignment, the Employment Agreement and the Assignment and Assumption of Leases and any other documents, certificates and agreements necessary to facilitate the transfer of the Transferred Assets as contemplated by this Agreement.

"AFFILIATE" or "AFFILIATES" means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such first mentioned Person. As used in this definition of Affiliate, the term "CONTROL" (including "CONTROLLED BY" or "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee, by contract, or otherwise.

"AGREEMENT" shall have the meaning given to such term in the Preamble.

"ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Instrument of Transfer, Assignment and Assumption Agreement (Transferred Assets and Assumed Obligations), dated the Closing Date, in the form attached hereto as Exhibit A.

"ASSIGNMENT AND ASSUMPTION OF LEASES" means the Assignment and Assumption of Leases, dated the Closing Date, in the form attached hereto as Exhibit H.

"ASSUMED AGREEMENTS" shall have the meaning given to such term in Section 2.3.

"ASSUMED OBLIGATIONS" shall have the meaning given to such term in Section 2.3.

"BUYER" shall have the meaning given to such term in the Preamble.

"BUYER COMMON STOCK" shall have the meaning given to such term in the Preamble.

"BUYER INDEMNITORS" shall have the meaning given to such term in Section 6.2.

"BUYER INDEMNITEE(S)" shall have the meaning given to such term in Section 6.2.

"CLAIM" or "CLAIMS" means any claim, demand, action, cause of action, suit, enforcement action or proceeding, whether in law or in equity.

"CLOSING" shall have the meaning given to such term in Section 2.5 of this Agreement.

"CLOSING DATE" shall have the meaning given to such term in Section 2.5 of this Agreement.

"CODE" means the Internal Revenue Code of 1986, as amended.

"CONSIDERATION ALLOCATION SCHEDULE" shall have the meaning given to such term in
Section 2.8.

"CONTRACTS" shall have the meaning given to such term in Section 2.1(f).

"DEFERRED PARENT SHARES" shall have the meaning given to such term in Section 2.6(b).

"DOMAIN NAME ASSIGNMENT" shall mean the domain name assignment of Seller in favor of Buyer, to be dated the Closing Date, in the form annexed hereto as Exhibit E.

"EARN-OUT" shall have the meaning given to such term in Section 2.6(d).

"EMPLOYEE BENEFIT PLAN(S)" shall have the meaning given to such term in Section 3.1(i).

"EMPLOYMENT AGREEMENT" means the employment agreement, dated the Closing Date, between Buyer and Andrew Bark, in the form attached hereto as Exhibit B.

"ENVIRONMENTAL LAW" means any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of
(i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any such Law, as in effect as of the date hereof.

"ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"EXCLUDED OBLIGATIONS" means those obligations of Seller which are not part of the Assumed Obligations.

"FINANCIAL STATEMENTS" means the financial statements of Seller described in
Section 3.1(r).

"GAAP" means generally accepted accounting principles in effect in the United States of America at the time of any determination, applied on a consistent basis.

"GOVERNMENTAL AUTHORITY" or "GOVERNMENTAL AUTHORITIES" means any government, any governmental entity, department, authority, commission, board, agency or instrumentality, and any judicial or administrative court, tribunal or judicial or arbitral body, whether foreign, supra-national, federal, state or local.

"INDEMNIFIED LOSSES" means losses, damages, costs, Claims, expenses, liabilities, Taxes, interest, penalties, suits, judgments, orders, Liens, obligations and claims of any kind, whether administrative, judicial or otherwise, including, without limitation, the costs and expenses of assessments, settlements, investigations and compromises and also including, without limitation, reasonable attorneys', consultants', accountants' and expert witness fees and expenses.

"INTANGIBLE ASSETS" shall have the meaning given to such term in Section 2.1(i).

"INTELLECTUAL PROPERTY" shall have the meaning given to such term in Section 2.1(h).

"IRS" means the Internal Revenue Service.

"LANDLORD ESTOPPEL CERTIFICATE" shall have the meaning given to such term in
Section 4.4.

"LAWS" means applicable federal, state, local, foreign or other laws, rules, regulations, guidelines, orders, injunctions, building and other codes, ordinances, permits, licenses, authorizations, judgments, decrees of federal, state, local, foreign or other authorities, and all orders, writs, decrees and consents of any governmental or political subdivision or agency thereof, or any court or similar Person established by any such governmental or political subdivision or agency thereof, including but not limited to, Laws relating to zoning, building codes, antitrust, occupational safety and health, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security taxes.

"LEASE(S)" shall have the meaning given to such term in Section 2.1(e).

"LEASED PREMISES" shall have the meaning given to such term in Section 3.1(f).

"LIABILITY" means any liability or obligation whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

"LICENSES AND PERMITS" means licenses, franchises, registrations, permits, approvals, certificates, certifications and other authorizations from all applicable Governmental Authorities which are necessary for the conduct of Seller's business and the conduct, ownership, use, occupancy or operation of the Transferred Assets on the Closing Date.

"LIENS" means liens, encumbrances, claims, charges, security interests, mortgages, pledges, easements, obligations, rights of redemption, equitable interests, and any other restrictions or limitations of any kind or nature whatsoever.

"LITIGATION PROCEEDS" shall have the meaning given to such term in Section 2.11.

"MATERIAL ADVERSE EFFECT" (including all derivations thereof) means a material adverse effect on the operations, condition (financial or otherwise), assets, properties or prospects of Seller, its business or the Transferred Assets.

"MATERIAL CONTRACT" shall have the meaning given to such term in Section 3.1(g).

"OBJECTION NOTICE" shall have the meaning given to such term in Section 2.10(c).

"NOTICE" shall have the meaning given to such term in Section 8.9.

"PARENT" shall have the meaning given to such term in the Preamble.

"PARENT COMMON STOCK" means the shares of common stock, par value $.01 per share, of Parent.

"PARENT COMMON STOCK MARKET PRICE" shall have the meaning given to such term in
Section 2.9(b).

"PARENT FINANCIAL STATEMENTS" means the financial statements of Parent described in Section 3.2(c).

"PARENT SHARES" shall have the meaning given to such term in Section 2.6(a).

"PERSON" means any individual, corporation, limited liability Seller, partnership, trust, estate, unincorporated association or other entity.

"PERSONAL PROPERTY" shall have the meaning given to such term in Section 2.1(a).

"PRE-TAX PROFIT" and "PRE-TAX PROFIT CALCULATION" shall have the meanings given to such terms in Section 2.10.

"PURCHASE PRICE" shall have the meaning given to such term in Section 2.6.

"RECEIVABLES" shall have the meaning given to such term in Section 2.1(c).

"REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, to be dated the Closing Date, between the Parent and Seller, in the form attached hereto as Exhibit C.

"REPRESENTATIVE" shall mean Andrew Bark, or his designee, as agent for Seller and/or the Shareholders, as the context indicates.

"RETURN" means any report, return, statement or other information required to be supplied to a Governmental Authority in connection with Taxes.

"SECURITIES LAWS" shall have the meaning given to such term in Section 3.1(v).

"SELLER" shall have the meaning given to such term in the Preamble.

"SELLER DISCLOSURE MEMORANDUM" shall have the meaning given to such term in
Section 3.1.

"SELLER INDEMNITEE(S)" shall have the meaning given to such term in Section 6.3.

"SELLER INDEMNITORS(S)" shall have the meaning given to such term in Section
6.3.

"SEPTEMBER 15 BALANCE SHEET" means the Seller's balance sheet as of September 15, 2001, a copy of which is annexed hereto as Exhibit F.

"SHARE VALUATION DATE" shall have the meaning given to such term in Section 2.9(a).

"SHAREHOLDERS" means the shareholders of Seller listed on Schedule 1, being all of the shareholders of Seller as of the Closing Date.

"SHARES" shall have the meaning given to such term in Section 3.1(w).

"TAXES" shall have the meaning given to such term in Section 3.1(d).

"TRADEMARK ASSIGNMENT" shall mean the trademark assignment of Seller in favor of Buyer, to be dated the Closing Date, in the form annexed hereto as Exhibit D.

"TRANSACTION DOCUMENTS" means this Agreement and the Additional Agreements.

"TRANSFERRED ASSETS" shall have the meaning given to such term in Section 2.1.

"VALUATION PERIOD" shall have the meaning given to such term in Section 2.9(b).

ARTICLE II. SALE AND PURCHASE OF ASSETS.

2.1   SALE OF TRANSFERRED ASSETS.
      ---------------------------

      On the terms and subject to the conditions set forth in this Agreement, Seller hereby conveys, transfers and assigns to Buyer, and Buyer hereby accepts from Seller, all right, title and interest of Seller in and to all of the assets and rights of every nature, kind, and description, whether real or personal, tangible and intangible, of Seller, including, without limitation, the assets described in Sections 2.1(a) through (n) hereof, but excluding all cash of Seller on the date hereof (collectively, the "TRANSFERRED ASSETS"), free and clear of all Liens:

     (a) PERSONAL PROPERTY.
         ------------------

      All machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, spare parts, vehicles and other items of tangible personal property owned or leased by Seller including without limitation, those assets listed on Schedule 2.1(a) (the "PERSONAL PROPERTY").

     (b) [INTENTIONALLY OMITTED].
         ------------------------

     (c) RECEIVABLES.
         ------------

     All notes receivable, accounts receivable and other amounts receivable of Seller and all proceeds of the foregoing including without limitation, the notes receivable and accounts receivable listed on Schedule 2.1(c) (collectively, the "RECEIVABLES").

     (d) INVENTORY.
         ----------

     All inventory of Seller, consisting of promotional and marketing materials and related supplies which are not held for resale (collectively, the "INVENTORY").

     (e) LEASES.
         -------

     Seller's leasehold interests in the real properties located at 2780 Skypark Drive, Suite 475, Torrance, California, 90505 and 2675 Skypark Drive, Suite 303, Torrance, California, 90505, respectively, leased from third parties, and all of Seller's right, title and interest in and to all improvements thereon, together with all easements, rights of way, licenses and other interests therein (collectively, the "LEASES").

     (f) CONTRACTS.
         ----------

     All the rights and benefits of Seller under all contracts, agreements, personal property leases, vendor agreements, employee agreements, consulting agreements, guaranties, purchase orders and commitments, leases, non-compete agreements, licenses, indemnities, commitments, arrangements, collective bargaining or similar agreement, purchase and sale orders, and all contracts which were entered into by Seller with an officer, director or significant employee of Seller, including without limitation, those set forth on Schedule 2.1(f) (the "CONTRACTS").

     (g) LICENSES AND PERMITS.
         ---------------------

     All the Licenses and Permits of Seller, including without limitation, those Licenses and Permits listed on Section 3.1(k) of the Seller Disclosure Memorandum, to the extent such assignment or transfer is permitted by applicable law.

     (h) INTELLECTUAL PROPERTY.
         ----------------------

     The following items of intangible and tangible property anywhere in the world, and all of the goodwill associated therewith (collectively, the "INTELLECTUAL PROPERTY"):

     o Patents, whether in the form of utility patents or design patents and all pending applications for such patents, including reexaminations, reissues, continuations-in-part, continuing prosecution applications, continuations, divisions, extension, renewal, and the like;

     o Trademarks, trade names (including the trademark and name "Student Sports" or any derivation thereof), service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same;

     o Copyrights, whether or not registered, and all pending applications for registration of the same;

     o    Domain names and URLs;

     o Inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, net lists, schematics, technology, know how, ideas, algorithms, processes, customer lists, supplier lists and market analyses;

     o    Products of Seller; and

     o Computer programs and related documentation, including, without limitation, computer programs embodied in semiconductor chips ("firmware") or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form

          ("software"), in other than licenses for shrink-wrap software commercially available.

     (i) INTANGIBLE ASSETS.
         ------------------

     All the confidential information, customer lists, supplier lists, mailing lists, sales records and order information, restrictive covenants or indemnity rights of Seller, all confidentiality obligations and similar obligations of present and former officers and employees of Seller, and all other information, including without limitation, any other information related to the Transferred Assets or the Seller, in each case whether owned outright by Seller or as to which Seller has rights as a licensee or otherwise, and all of the goodwill associated therewith (collectively, excluding any Intellectual Property, the "INTANGIBLE ASSETS").

     (j) RECORDS AND DOCUMENTS.
         ----------------------

     All financial, bookkeeping, accounting and Tax records of, and all other books and records of or relating to, Seller or its business, including without limitation, all files, papers, technical and research analyses, sales, marketing and other studies, data and plans, records and other data of Seller, and all files and correspondence related to any of the foregoing (collectively, the "RECORDS").

     (k) TELEPHONE NUMBERS; ADVERTISING MATERIAL.
         ----------------------------------------

     All rights and benefits of Seller in and to telephone and facsimile numbers, e-mail and website addresses and directory listings, supplies, catalogs, brochures, art work, photographs and advertising and promotional materials of Seller, including without limitation, the rights and benefits set forth on Schedule 2.1(k).

     (l) NAME.
         -----

     All right, title and interest of Seller in and to the business name "Student Sports, Inc." and all similar names thereto, and all goodwill associated therewith.

     (m) PREPAID EXPENSES.
         -----------------

     All right, title and interest of Seller in and to all prepaid expenses, advances, deposits, promotional discounts, rebates, refunds and all similar rights and claims, except as set forth on Schedule 2.1(m).

     (n) RIGHTS OF RECOVERY.
         -------------------

     All causes of action, judgments, settlements, claims, indemnity or other rights of Seller, known or unknown, material or immaterial, accrued or contingent, against third parties, including those rights that relate to Seller's business or the Transferred Assets, including, without limitation, all claims for refunds of any Taxes relating to Seller's business, and all claims, suits, rights, awards, insurance proceeds, and similar assets or rights of Seller, except to the extent any of the foregoing relate to Excluded Obligations; provided, however, that if Buyer does not pursue the litigation described in Section 2.11 and Schedule 2.11, Seller shall have all rights of recovery from such litigation.

     2.2 METHOD OF CONVEYANCE.
         ---------------------

     Upon payment of the Purchase Price, Seller shall sell, transfer, convey, assign and deliver to Buyer all of Seller's interest in and to all of the Transferred Assets, free and clear of any and all Liens, by Seller's execution and delivery of an Assignment and Assumption Agreement, Trade Mark Assignment, Lease Assignments and other instruments of conveyance and transfer listed in
Article V hereof.

     2.3 ASSUMED OBLIGATIONS.
         --------------------

     At the Closing, Buyer shall assume and agree to pay or perform, as appropriate, only the following obligations and liabilities of Seller (the "ASSUMED OBLIGATIONS"):

          (a) Accounts payable of Seller reflected as liabilities on the September 15 Balance Sheet to the extent that they are so reflected and remain unpaid on the Closing Date ("ACCOUNTS PAYABLE");

          (b) Liabilities of Seller directly relating to its business which have been directly incurred by Buyer during the period from September 15, 2001 to the Closing Date in the ordinary course of business, consistent with the past practices of Seller and otherwise in compliance with the provisions of this Agreement, to the extent remaining unpaid on the Closing Date; and

          (c) Those obligations of Seller under the agreements listed on
Schedule 2.3 (the "ASSUMED AGREEMENTS") which fall due following the Closing and are attributable to acts or events and periods following the Closing.

     2.4 EXCLUDED OBLIGATIONS.
         ---------------------

     Buyer is not assuming, and Seller and the Shareholders shall remain fully responsible for, all indebtedness, Liabilities, obligations, contracts and commitments of Seller and/or any predecessors in interest of Seller, known or unknown, fixed or contingent (including, without limitation, any obligations relating to Taxes of Seller), arising out of or resulting from the operation of Seller or the ownership or use of the Transferred Assets on or before the Closing Date, that are not Assumed Obligations (the "EXCLUDED OBLIGATIONS").

     2.5 CLOSING DATE.
         -------------

      The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at 10:00 A.M. on the date hereof (the "CLOSING DATE"), at the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York, or at such other date, time and place as may be agreed upon by the parties.

     2.6 PURCHASE PRICE.
         ---------------

     The aggregate consideration for the Transferred Assets (the "PURCHASE PRICE") shall consist of the following:

          (a) Nine Hundred Thousand (900,000) shares of Parent Common Stock (the "PARENT SHARES");

          (b) such number of shares of Parent Common Stock that may be delivered by Buyer to Seller in accordance with Section 2.9 hereof (the "DEFERRED PARENT SHARES");

          (c) the Assumed Obligations;

          (d) up to an aggregate of $500,000 in cash, payable in accordance with
Section 2.10 hereof (the "EARN-OUT"); and

          (e) 33% of the Litigation Proceeds.

     2.7 PAYMENT TERMS.
         --------------

     The Purchase Price shall be payable by Buyer to Seller at the Closing by
(a) delivery by Buyer to Seller of certificate(s) representing the Parent Shares and (b) Buyer's assumption of the Assumed Obligations, with the Deferred Parent Shares, the Earn-Out (if any) and the Litigation Proceeds (if any) to be delivered to Buyer in Accordance with Sections 2.9, 2.10 and 2.11 hereof, respectively.

     2.8 ALLOCATION OF CONSIDERATION.
         ----------------------------

     For purposes of complying with Section 1060 of the Code, the Purchase Price shall be allocated among each class of the assets being transferred by Seller ("CONSIDERATION ALLOCATION SCHEDULE"). The Consideration Allocation Schedule shall, no later than four weeks from the Closing Date, be prepared by Buyer with Seller's assistance and provided to Seller for Seller's approval, which approval shall not be unreasonably withheld or delayed. Seller and Buyer shall prepare their federal, state, local and foreign income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state, local and foreign forms) with respect to the transfer of the assets to Buyer in a manner consistent with the Consideration Allocation Schedule. If any governmental entity challenges such allocation, the party first receiving notice of such challenge shall give the other party prompt notice of such challenge, and Seller and Buyer shall cooperate in good faith in responding to such challenge, in order to preserve the effectiveness of the Consideration Allocation Schedule. Neither Seller nor Buyer shall report the allocation of the Purchase Price in a manner inconsistent with the Consideration Allocation Schedule.

     2.9 PAYMENT OF DEFERRED PARENT SHARES.
         ----------------------------------

          (a) As promptly as practicable following the close of business on March 31, 2004 (the "SHARE VALUATION DATE"), Buyer shall deliver to the Representative, on behalf of

Seller, a certificate for such number of shares of Parent Common Stock that represents, in the aggregate, a total market value of One Million Five Hundred Thousand Dollar ($1,500,000), based on the lower of (i) $3.00 per share of Parent Common Stock and (ii) the Parent Common Stock Market Price; provided, however, that in no event will such number of Deferred Parent Shares exceed 1,500,000; and provided further, that the foregoing shall be equitably adjusted to reflect any change in the number of outstanding shares of Parent Common Stock on account of any subdivision, combination or other capital transaction relating to shares of Parent Common Stock.

          (B) "PARENT COMMON STOCK MARKET PRICE" as of the Share Valuation Date shall mean the price per share of Parent Common Stock determined by reference to the average last reported sale price for the Parent Common Stock for the twenty
(20) trading day period immediately preceding the Share Valuation Date (the "VALUATION PERIOD") on the principal securities exchange on which the Parent Common Stock is listed or admitted to trading or, if not so listed or admitted to trading on any securities exchange, the average last reported sale price of the Parent Common Stock for the Valuation Period on the National Association of Securities Dealers national market system or, if the Parent Common Stock shall not be listed on such system, the average of the closing bid and asked prices for the Valuation Period in the over-the-counter market as furnished by any NASD member firm selected from time to time by the Parent for such purpose, or if the Parent Common Stock is not publicly traded, the fair market value thereof, as determined in good faith by the Board of Directors of the Parent.

     2.10 EARN-OUT.
          ---------

     Seller shall be entitled to additional purchase consideration of up to Five Hundred Thousand Dollars ($500,000), if earned, as follows:

          (a) Not later than one hundred twenty (120) days after the end of the fiscal years of Buyer ended December 31, 2002 and 2003, Buyer shall deliver to the Representative a calculation, set forth in reasonable detail, of Buyer's Pre-Tax Profit (hereinafter defined) for each such fiscal year. Each such calculation is referred to as the "PRE-TAX PROFIT CALCULATION."

          (b) The Representative shall be entitled to review each Pre-Tax Profit Calculation in order to confirm the information reflected therein. The Representative shall complete its review as promptly as possible, but in no event later than fifteen (15) days following receipt of a Pre-Tax Profit Calculation.

          (c) If, within fifteen (15) days (or such shorter period) following receipt by the Representative of a Pre-Tax Profit Calculation, the Representative objects to any part thereof, the Representative shall notify Buyer in writing (the "OBJECTION NOTICE"), specifying in reasonable detail the nature of the objections. If the Representative does not deliver an Objection Notice within such 15-day period, such Pre-Tax Profit Calculation shall be deemed final and binding. If the Representative does timely deliver an Objection Notice, the Representative and Buyer shall promptly seek to agree upon any disputed matters. If full agreement is not reached within ten (10) business days following the date of the Objection Notice, the parties shall jointly designate a firm of independent certified public accountants having no past or current affiliation with the

Representative, Seller, Buyer or any of their respective Affiliates to resolve any disputed matters in accordance with this Section and, if the parties cannot jointly agree on the designation of such firm within twenty (20) business days following the date of the Objection Notice, the parties shall jointly request the American Institute of Certified Public Accountants promptly to designate a firm of independent certified public accountants having no past or current affiliation with the Representative, Seller, Buyer or any of their respective Affiliates. The firm so designated shall, within thirty (30) days thereafter, determine all unresolved issues between the Representative and Buyer in accordance with GAAP, as qualified by the definition of "Pre-Tax Profit" set forth below, and certify in writing the resolution thereof to the Representative and Buyer. The costs and expenses of such firm shall be borne equally by the Shareholders, on the one hand, and Buyer, on the other hand. The Pre-Tax Profit Calculation, with such changes as are agreed upon between the Representative and Buyer or as so determined by the independent accounting firm appointed pursuant to the terms hereof, shall be deemed final and binding. All references in other sections of this Agreement to a Pre-Tax Profit Calculation shall mean such Pre-Tax Profit Calculation as shall have become final and binding in accordance with this Section.

          (d) The Earn-Out, if any, to be paid to Seller shall be determined as follows:

          (i) If the Pre-Tax Profit for each of the two fiscal years of Buyer ended December 31, 2002 and 2003 is less than zero, Company shall not be entitled to any Earn-Out.

          (ii) If the Pre-Tax Profit for Buyer's fiscal year ended December 31, 2002 is greater than zero, Buyer shall pay to the Representative, on behalf of Seller, no later than April 30, 2003, a cash payment equal to thirty-three percent (33%) of such Pre-Tax Profit.

          (iii) If the Pre-Tax Profit for Buyer's fiscal year ended December 31, 2003 is greater than zero, Buyer shall pay to the Representative, on behalf of Seller, no later than April 30, 2004, a cash payment equal to thirty-three percent (33%) of such Pre-Tax Profit.

          (iv) Notwithstanding the foregoing, in no event shall the Earn-Out exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.

          (e) For purposes of this Section 2.10, with respect to any fiscal year of Buyer, "PRE-TAX PROFIT" shall mean Buyer's net income from operations before federal, state, local and foreign income taxes, determined in accordance with GAAP, excluding the effect of the following items:

               (1) Annual salary costs in excess of $100,000 paid to a senior executive to serve as chief operating officer of Buyer;

               (2) the gain or loss from any sale, exchange or other disposition of assets other than sales of assets in the ordinary course of business consistent with past practice;

               (3) any extraordinary gain or loss, including any proceeds paid to Buyer or Parent pursuant to the litigation referred to in
                    Section 2.11 below; or

               (4) any gain, loss, income or expense resulting from a change in Buyer's accounting methods, principles or practices or a change in GAAP.

     2.11 LITIGATION PROCEEDS.
          --------------------

     Seller shall be entitled to additional Purchase Price equal to thirty-three percent (33%) of the Litigation Proceeds, if any, payable to the Representative within thirty (30) days of Buyer's receipt thereof. For purposes of this Section 2.11, "LITIGATION PROCEEDS" shall mean gross cash proceeds paid to Buyer or Parent pursuant to the litigation described in Schedule 2.11 annexed hereto (the "LITIGATION"). The parties acknowledge and agree that any and all decisions relating to or arising out of the Litigation, including, without limitation, any settlement thereof, shall be made in the sole discretion of the Board of Directors of Parent or Buyer, and nothing in this Agreement shall be deemed to require Parent or Buyer to take any action relating to the Litigation for the benefit of Seller or any Shareholder.

ARTICLE III.    REPRESENTATIONS AND WARRANTIES.
                -------------------------------

     3.1 SELLER AND SHAREHOLDERS.
         ------------------------

     Seller has prepared and delivered to Buyer a disclosure memorandum (the "SELLER DISCLOSURE MEMORANDUM") setting forth any and all exceptions to the representations and warranties of Seller and the Shareholders contained in this Agreement.

     Subject to the exceptions and qualifications set forth in Seller Disclosure Memorandum, Seller and the Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows:

          (a) ORGANIZATION AND QUALIFICATION.
              -------------------------------

      Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is qualified or licensed to do business in those jurisdictions (which are identified in Section 3.1(a) of the Seller Disclosure Memorandum) where the conduct of its business requires it to be licensed or qualified, except where the failure to do so would not have a Material Adverse Effect. Seller has the corporate power and authority to own or lease those properties currently owned or leased by it, and to conduct those businesses presently conducted by it.

          (b) AUTHORIZATION; NO RESTRICTIONS, CONSENTS OR APPROVALS.
              ------------------------------------------------------

      Seller has the corporate power and authority to enter into and perform the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. All corporate action, including any required shareholder approval, necessary to authorize the execution and delivery by Seller of the Transaction Documents and the performance by Seller of its obligations thereunder has been duly taken. Each of the Transaction Documents to which Seller is a party has been duly executed by Seller and constitutes its legal, valid, binding obligation, enforceable against it, subject to general equity principles, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally. Except as set forth in Section 3.1(b) of the Seller Disclosure Memorandum, the execution and delivery of the Transaction Documents, the sale of the Transferred Assets and the consummation by Seller of the transactions contemplated thereby do not and shall not (i) conflict with or violate any of the terms of the Certificate of Incorporation and By-Laws of Seller, (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any agreement, obligation or instrument by which Seller is bound or to which any property of Seller is subject, or, with or without the passage time or the giving of notice, or both, constitute a default thereunder, (iii) result in the creation or imposition of any Lien on any of the Transferred Assets, or (iv) conflict with, or results in or constitute a default under or breach or violation of or grounds for termination of, any License and Permit or result in the violation by Seller of any Laws to which Seller or any assets of Seller may be subject. Other than the transfer of Licenses and Permits, no Governmental Authority authorization, approval, order, consent, or filing is required, including, without limitation, any filings which may be required under the Laws, on the part of Seller in connection with the execution, delivery, and performance of the Transaction Documents.

          (c) ABSENCE OF CERTAIN CHANGES.
              ---------------------------

     Since September 15, 2001, (i) no event, condition or circumstance has occurred that would have a Material Adverse Effect on Seller and (ii) Seller has conducted its business in the ordinary course and consistent with past practice. As amplification and not in limitation of the foregoing, since September 15, 2001, Seller has not (A) made any change in any method of accounting or accounting practice, principle or policy used by Seller, (B) incurred any indebtedness, obligation or other Liability or paid, satisfied or discharged any indebtedness, obligation or other Liability prior to the due date or maturity thereof, except current indebtedness, obligations and other Liabilities in the ordinary course of business, or (C) made any change or modification in any manner of Seller's (x) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges, (y) policies, procedures and practices of Seller with respect to the provision of discounts, rebates or allowances, or (z) payment policies, procedures and practices of Seller with respect to accounts payable.

          (d) TAXES.
              ------

     Seller has timely filed (timely being understood to include all properly granted extensions) all returns required to be filed by it on or before the Closing Date with respect to all federal, state, local and foreign income, payroll, employment, unemployment, withholding, excise, sales, personal property, use, business and occupation, franchise and occupancy, real estate, or other taxes (all of the foregoing taxes including interest and penalties thereon and including estimated taxes, being hereinafter collectively the "TAXES"). All such returns were correct and complete in all material respects, and all Taxes which are due or which may be claimed to be due have been paid. Seller has withheld or collected and paid over to the appropriate governmental authorities or is properly holding for such payment all Taxes required by Law to be withheld or collected. Seller is not a party to or has received any notice with respect to any pending or, to Seller's knowledge, proposed, action by any Governmental Authority for assessment or collection of Taxes, and is not a party to any dispute or, to Seller's knowledge, threatened dispute with respect to, and Seller has not received a notice of any such claim for, assessment or collection of Taxes. There are no Liens for Taxes upon any of the Transferred Assets. Seller has no liability for unpaid Taxes under Treasury Regulation section 1.1502-6 (or any similar provision of state or foreign law), or under any other provision of law or tax sharing, tax indemnity or similar contract.

          (e) TITLE TO TRANSFERRED ASSETS.
              ----------------------------

     Seller has good and marketable title to all of the Transferred Assets, free and clear of any Liens, subject to any Liens listed in Section 3.1(e) of the Seller Disclosure Memorandum. The Transferred Assets do not include any real property owned by Seller.

          (f) LEASES.
              -------

     Section 3.1(f) of the Seller Disclosure Memorandum sets forth a complete and accurate listing or description of all real property Leases to which Seller is a party. Section 3.1(f) of the Seller Disclosure Memorandum lists the location of all of the leased premises (the "LEASED PREMISES"), the dates of the Leases and any and all amendments thereto. Each of the Leases is valid, binding and enforceable against Seller in accordance with its terms and is in full force and effect; there are no existing defaults on the part of Seller or any other party under any Lease; and each such Lease will, subject to obtaining any consent listed in Section 3.1(f) of the Seller Disclosure Memorandum, continue to be in full force and effect on the same terms and conditions immediately after the Closing without the need for any action on the part of Buyer. Seller's interest in each of the Leases is free and clear of all Liens. Seller has not granted to any Person any right to the possession, use, occupancy or enjoyment of the Leased Premises; and Seller lawfully maintains actual and exclusive possession of all portions of the Leased Premises. There is not now pending or contemplated any reassessment on real estate taxes or otherwise of any parcel included in the Leased Premises which would result in an increase of the rent, additional rent or other sums and charges payable by Seller under any Lease or pertaining to any Leased Premises. Seller has not received notice of any breach or violation of any covenant, condition, restriction, right of way or easement, or any condemnation or eminent domain proceeding affecting the Leased Premises or any part thereof.

     All buildings, structures and other improvements included within the Leased Premises, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair for their type and age, normal wear and tear excepted. The water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Leased Premises are sufficient to enable the Leased Premises to continue to be used and operated in the manner currently being used and operated.

          (g) CONTRACTS AND OTHER DOCUMENTS.
              ------------------------------

     Section 3.1(g) of the Seller Disclosure Memorandum sets forth a list of all Contracts to which Seller is a party (other than real property Leases, which are described in Section 3.1(f)) which include: (i) Contracts providing for payment or receipt of more than $5,000; (ii) Contracts granting, or consenting to the existence of, any Lien on or in any of the Transferred Assets in favor of any Person; (iii) Collective bargaining arrangements or other Contracts with any labor union; (iv) Contracts relating to the borrowing of money or the incurrence of any indebtedness for borrowed money, or the issuance of any letter of credit, or the guaranty of another Person's indebtedness, or Contracts of suretyship or relating to the repurchase of any goods or assets of any other Person; (v) Contracts granting to any Person a right of first refusal, first offer, option or similar preferential right to purchase or acquire any of its properties, assets or securities; (vi) Contracts limiting, restricting or prohibiting Seller from conducting any business anywhere in the United States of America or elsewhere in the world; (vii) joint venture or partnership agreements or other similar Contracts; (viii) Contracts of employment or for the retention of consultants or advisors or the furnishing of similar services by any third party; (ix) Contracts which indemnify any other Person or which are in the nature of a severance agreement or which would otherwise entitle any Person not a party to this Agreement to receive a payment based upon the consummation of the transactions contemplated hereby; or (x) any other Contract which is material to the operation of Seller or any of the Transferred Assets (the foregoing Contracts referred to as "MATERIAL CONTRACTS"). No default by Seller or any other party exists, or has been claimed or alleged by any Person, with respect to any Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a default under any Material Contract. Other than as set forth on Seller's Disclosure Memorandum, no consent, approval, claim, authorization or waiver from, or notice to, any Governmental Authority or other Person is required in order to maintain in full force and effect any of the Contracts to which Seller is a party. Consents for assignment of all Materials Contracts have been obtained by Seller, and copies thereof have been given to Buyer.

          (h) LABOR DIFFICULTIES. (i) Seller is not a party to any Contract with any labor organization or other representative of its employees; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against Seller; (iii) Seller has not experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past five years and, to the knowledge of Seller, no such labor strike, slow down, work stoppage or similar labor controversy is threatened; (iv) no representation question has been raised respecting any of Seller's employees, nor are there any organizing activities or campaigns being conducted to solicit authorization from Seller's employees to be represented by any labor organization and no such activity or campaign is threatened; (v) no Claim before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of employees or any Governmental Authority is pending or, to the knowledge of Seller, threatened against Seller; (vi) Seller is not a party to, or otherwise bound by, any judgment, decree, injunction, rule or order relating to its employees or employment practices; (vii) except with respect to ongoing disputes of a routine nature involving immaterial amounts, Seller has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees; and (viii) Seller is in compliance with all applicable Laws affecting employment and employment practices.

          (i) ERISA; EMPLOYEE BENEFIT PLANS.
              ------------------------------

              (i) Section 3.1(i) of the Seller Disclosure Memorandum contains a true and complete list of (i) each qualified beneficiary (within the meaning of Section 4980B(g)(1) of the Code) of any group health plan (within the meaning of
Section 4980B(g)(2) of the Code) which is an Employee Benefit Plan (hereinafter defined) who as of the date hereof, is eligible for continuation of group health plan coverage under any Employee Benefit Plan on account of a qualifying event (within the meaning of Section 4980B(f)(3) of the Code) occurring on or prior to the Closing Date, and (ii) with respect to each such qualified beneficiary, the date and nature of such qualifying event.

              (ii) Neither Seller nor any other Seller or entity which together with Seller constitutes a member of Seller's "controlled group" or "affiliated service group" (within the meaning of Sections 4001(a)(14) and/or (b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Code (each such group or groups and each member thereof hereinafter referred to individually and collectively as the "Group")), has at any time adopted or maintained, has any liability or is a fiduciary with respect to or has any present or future obligation to contribute to or make payment under (i) any employee benefit plan (as defined in Section 3(3) of ERISA), or (ii) any other benefit plan, program, contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, officers, directors, consultants or independent contractors of the Group, or for the benefit of any other person or persons) including, without limitation, arrangements providing for contributions, benefits or payments in the event of a change of ownership or control in whole or in part of the Group, or with respect to disability, relocation, child care, educational assistance, deferred compensation, pension, retirement, profit sharing, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria or other contribution, benefit or payment of any kind, or (iii) any employment, consulting, service or other contract or agreement of any kind whatsoever (all such employee benefit plans and other benefit plans, programs, contracts or arrangements and such employment, consulting, service or other contracts or agreements whether written or oral hereinafter individually and collectively called the "Employee Benefit Plan(s)"). No member of the Group has any obligation or commitment to establish, maintain, operate or administer any Employee Benefit Plan not set forth on
Section 3.1(i) of the Seller Disclosure Memorandum or to amend any Employee Benefit Plan so as to increase benefits thereunder or otherwise.

              (iii) No Employee Benefit Plan is subject to Title IV of ERISA. No member of the Group has completely or partially withdrawn, within the meaning of Title IV of ERISA, from any "multiemployer plan" within the meaning of Section 3(37) of ERISA (hereinafter, individually and collectively a "Multiemployer Plan") or any single employer plan (within the meaning of Section 4001(a)(15) of ERISA) which has two or more contributing sponsors at least two of whom are not under common control (hereinafter, individually and collectively, a "Single Employer Plan").

              (iv) Any and all amounts which any member of the Group is required to pay as contributions or otherwise, or with respect to the Employee Benefit Plans, have been timely paid. No Employee Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no member of the Group has provided, or is required to provide, security to any Employee Benefit Plan. The current value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under each Employee Benefit Plan which is subject to Title IV of ERISA or otherwise, does not exceed the current value of the assets of such Employee Benefit Plan allocable to such benefit liabilities.

              (v) Each of the Employee Benefit Plans has been established, maintained, operated and administered in accordance with its terms and all applicable law. Each of the Employee Benefit Plans which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code has been determined by the IRS to be so qualified and continues to be so qualified. There are no pending, threatened or anticipated Proceedings involving any of the Employee Benefit Plans. There have been no "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any of the Employee Benefit Plans.

              (vi) No liability has been or is expected to be incurred by the Group under Title IV of ERISA with respect to the Employee Benefit Plans. No member of the Group has incurred and no member of the Group will incur any withdrawal liability with respect to a Multiemployer Plan under Title IV of ERISA or any liability with respect to a Single Employer Plan under Section 4062, 4063 or 4064 of ERISA. No notice of a "reportable event" within the meaning of Section 4043 of ERISA has been or is required to be filed with respect to any Employee Benefit Plan. No member of the Group is a party to, or participates in, or has any liability or contingent liability with respect to any Multiemployer Plan or any Single Employer Plan.

              (vii) Neither the execution and delivery of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (either alone or upon the occurrence of additional events or acts) accelerate vesting or payment of any benefits or other amounts, increase the amount or value of any benefit or payment under any Employee Benefit Plan or result in the payment of or obligation to pay any "parachute payment" (within the meaning of Section 280G of the Code).

              (viii) A true and complete copy of each of the Employee Benefit Plans (and all amendments thereto, whether currently effective or to become effective at a later date) and all contracts and agreements relating thereto, or to the funding thereof (including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements, administration and recordkeeping agreements) have been provided to Buyer. In the case of any Employee Benefit Plan which is not in written form, an accurate and complete description of such Employee Benefit Plan has been provided to Buyer. With respect to each Employee Benefit Plan, Buyer has been provided with a true and complete copy of each of (i) the three most recent annual reports (Form 5500 series), Pension Benefit Guaranty Corporation filings and actuarial reports, and (ii) the most recent summary plan description (including summaries of material modification), IRS determination letter and/or ruling, and, in the case of any funded Employee Benefit Plan, a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect thereto.

              (ix) Each Employee Benefit Plan, and all contracts and agreements relating thereto or to the funding thereof, can be unilaterally terminated without penalty by Seller on no more than thirty (30) days' notice, and all obligations of Seller with respect to all other Employee Benefit Plans can be unilaterally terminated without penalty by Seller on no more than thirty (30) days' notice. There have been no material changes in the financial condition in the respective Employee Benefit Plans (or other information provided hereunder) from that stated in each Employee Benefit Plan's most recent of such annual reports, actuarial reports and schedule of assets furnished to Buyer.

          (j) EMPLOYEES.
              ----------

     Section 3.1(j) of the Seller Disclosure Memorandum contains a true and complete list, by category, of all full-time employees, part-time employees and other employees and consultants of Seller, including any Contracts or agreements relating thereto, and a description of the rate and nature of all compensation payable by Seller to, and the amount of vacation, sick days, personal days and other leave accrued by, each such Person. Buyer has been provided with access to true and complete (i) copies of all manuals and handbooks applicable to any current or former director, officer, employee or consultant of Seller, (ii) copies of all standard forms of employee trade secret, non-compete, non-disclosure and invention assignment agreements, together with a list of all agreements that deviate therefrom and a description of such deviation, and (iii) descriptions of all existing severance, accrued vacation or other leave policies or retiree benefits of any such employee or consultant. The employment or consulting arrangement of all such persons is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by Seller, except as otherwise set forth in
Section 3.1(j) of the Seller Disclosure Memorandum. No current or former employee of Seller is (i) absent on a military leave of absence and/or eligible for rehire under the terms of the Uniformed Services Employment and Reemployment Rights Act, or (ii) absent on a leave of absence under the Family and Medical Leave Act. Except as set forth in Schedule 3.1(j) of the Seller Disclosure Memorandum there are no bonuses, profit sharing, incentives, commissions or other compensation of any kind, including, without limitation, severance benefits, and accrued vacation time or pay, due to or expected by present or former employees of Seller in excess of $30,000 in the aggregate.

          (k) LICENSES AND PERMITS.
              ---------------------

     Seller has obtained, has fully paid for, and has, in full force and effect, all Licenses and Permits, which Licenses and Permits are set forth in Section 3.1(k) of the Seller Disclosure Memorandum. Except as set forth in Section 3.1(k) of the Seller Disclosure Memorandum, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the revocation, cancellation, suspension, modification, or limitation of any such Licenses and Permits and will not give to any Person any right to revoke, cancel, suspend, modify, or limit any such Licenses and Permits. Renewal of each of such Licenses and Permits has been timely applied for to the extent required under all Laws, and to the extent appropriate to protect renewal rights thereunder. There is no fact or event which is likely to prevent the renewal of any of the Licenses and Permits under existing Law or which, with the passage of time or the giving of notice or both, is likely to constitute a violation of the terms of any of the Licenses and Permits or of any applications or agreements made in connection therewith.

          (l) RECEIVABLES.
              ------------

     All of the Receivables of Seller arose from bona fide transactions in the ordinary course of business of Seller, have not been discounted, are fully collectible as and when due (subject to any reserve with respect to such Receivables reflected in the Financial Statements), and no counterclaim or right of set-off has been asserted with respect thereto. The Financial Statements accurately set forth the amounts of such Receivables in existence as of the date(s) of the Financial Statements, and any applicable reserves with respect to such Receivables are reflected in the Financial Statements.

          (m) ABSENCE OF UNDISCLOSED LIABILITIES.
              -----------------------------------

     Except as set forth in Section 3.1(m) of the Seller Disclosure Memorandum, as of September 15, 2001, Seller has no material liability (individually or in the aggregate) that is not fully reflected or disclosed in the Financial Statements. Since September 15, 2001, Seller has incurred no liabilities other than those incurred in the ordinary course of business and consistent with past practice, and there is no liability (individually or in the aggregate) of Seller which could have a Material Adverse Effect.

     The accounts payable set forth in the September 15 Balance Sheet contained in the Financial Statements or arising subsequent to the date of such balance sheet are the result of bona fide transactions in the ordinary course of business and either have been paid or are not yet due and payable, in accordance with the respective invoices relating thereto.

          (n) COMPLIANCE WITH LAW.
              --------------------

     Since January 1, 1998, Seller has operated its business in material compliance in all respects with all applicable Laws and Seller has received any notice of any alleged violation by Seller of any Laws.

          (o) INTELLECTUAL PROPERTY.
              ----------------------

              (i) Seller has the sole, exclusive, unrestricted and legally enforceable right to use, free and clear of all Liens, restrictions or licenses in favor of third parties, the Intellectual Property used or proposed to be used in the business as currently conducted or as proposed to be conducted by Seller ("Seller Intellectual Property"). Seller has not (i) licensed any of its Intellectual Property in source code form to any party; (ii) entered into any exclusive agreements relating to its Intellectual Property with any party; (iii) entered into any distribution or agency agreements with respect to the Seller Intellectual Property; or (iv) entered into any agreement obligating Seller to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, the Seller Intellectual Property.

              (ii) Section 3.1(o) of the Seller Disclosure Memorandum sets forth a true and complete list of all (i) Seller Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any Intellectual Property of third party including patents, trademarks or copyrights, including software ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS").

              (iii) Except as set forth in Schedule 3.1(o) of the Seller Disclosure Memorandum, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller Intellectual Property rights, or any Third Party Intellectual Property Rights, by any third party, including any employee or former employee of Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Seller Intellectual Property, other than customary indemnification provisions contained in purchase orders arising in the ordinary course of business.

              (iv) Seller is not and will not be as a result of the execution and delivery of this Agreement or the performance of Seller's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Seller Intellectual Property or Third Party Intellectual Property Rights.

              (v) Except as set forth in Schedule 3.1(o) of the Seller Disclosure Memorandum, all of the Seller Intellectual Property is valid, subsisting, unexpired, has not been abandoned and has been properly and validly filed, submitted to or maintained with the applicable government agency if such filing, submission or maintenance is necessary in order to perfect such Intellectual Property. Seller (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party or (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

              (vi) There are no actions that must be taken by Seller within one hundred and eighty (180) days following the date of this Agreement that, if not taken, will result in the loss of any Seller Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Seller Intellectual Property.

              (vii) All of the rights and interests possessed by Seller in the Seller Intellectual Property are fully and completely transferable and assignable to Buyer, free and clear of any Liens in connection with the transactions contemplated hereby, without the consent or approval of any Governmental Authority or other third party.

          (p) LITIGATION.
              -----------

     There are no actions, suits, claims, enforcement actions or proceedings pending or, to Seller's knowledge, threatened, against Seller or against any Person by reason of such Person being a director, officer or employee of Seller, whether at law or in equity or before or by any Governmental Authority; nor is there outstanding any writ, order, decree, or injunction applicable to Seller that (i) calls into question Seller's authority or right to enter into this Agreement and consummate the transactions contemplated hereby or (ii) would otherwise prevent or delay the transactions contemplated by this Agreement.

          (q) TRANSFERRED ASSETS; OWNERSHIP OF ASSETS AND RIGHTS.
              ---------------------------------------------------

            All Personal Property of Seller is listed in the detailed fixed assets ledger of Seller included in Section 3.1(q) of the Seller Disclosure Memorandum. The portion of the Transferred Assets constituting fixed assets, taken as a whole, or individually, as to any piece of equipment currently valued at more than $1,000, are in good working order and repair for equipment of like type and age, reasonable wear and tear excepted. The Inventory is in good condition and suitable for its intended use.

            Except as set forth in Section 3.1(q) of the Seller Disclosure Memorandum, no capital expenditures in excess of $5,000 are contemplated by Seller for the current fiscal quarter ending September 30, 2001.

          (r) FINANCIAL STATEMENTS.
              ---------------------

            Seller has delivered to Buyer or its advisors the unaudited balance sheets of Seller, together with the related statements of operations and cash flows (including the related notes), for the fiscal years ended December 31, 1998, 1999 and 2000 and the unaudited balance sheet of Seller, together with the related statement of operations and cash flow (including the related notes), for the eight (8) month period ended August 31, 2001, and the September 15 Balance Sheet, copies of which are annexed to Section 3.1(r) of the Seller Disclosure Memorandum (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been derived from the books and records of Seller and fairly present the assets, liabilities, and results of operations of Seller as of the respective dates thereof and for the periods indicated, subject to normal fiscal year end adjustments in the ordinary course of business (none of which, individually or in the aggregate, are or are expected to be material). The Financial Statements for the fiscal year ended December 31, 2000 and the eight (8) month period ended August 31, 2001 reflect all Transferred Assets and Assumed Obligations, except for Transferred Assets acquired or sold and Assumed Obligations discharged or incurred after the date of such Financial Statements, in each case in the ordinary course of business consistent with past practice. Since January 1, 2000, there has been no change in any accounting (including Tax accounting) policies, practices or procedures of

Seller. No uncollectible accounts receivable are reflected on any of said balance sheets in excess of the reserves set forth thereon for uncollectible items.

          (s) RELATED PARTY TRANSACTIONS.
              ---------------------------

            Except as disclosed in Section 3.1(s) of the Seller Disclosure Memorandum, no director, officer, employee or stockholder of Seller (i) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of Seller or any organization which has a material contract or arrangement with Seller or (ii) has any contract or agreement with Seller.

          (t) INSURANCE. Seller has provided to Buyer or its advisors all policies of insurance of any kind or nature covering the business of Seller, including without limitation, policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, which policies are listed on Section 3.1(t) of the Seller Disclosure Memorandum. All such policies (i) are in full force and effect; and (ii) are valid and enforceable.

          (u) DELIVERY OF DOCUMENTS. Seller has heretofore delivered or made available to Buyer or its advisors true, correct and complete copies of all documents, instruments, agreements and records which are referred to in this
Article III or in the Seller Disclosure Memorandum.

          (v) INVESTMENT INTENT.
              ------------------

          Seller acknowledges that the offer and sale of the Parent Shares and the Deferred Parent Shares (collectively, the "Shares") has not been registered under any United States federal, state or other securities law ("Securities Laws"). Seller is acquiring the Shares solely for Seller's own account for investment and not with a view to resale or distribution of any of the Shares, except to the extent that the Shares may be transferred to the Shareholders upon liquidation of Seller, whereupon it shall be a condition precedent to such transfer that each Shareholder deliver to Buyer and Parent a Shareholder Representation Agreement in the form of Exhibit G annexed hereto. Seller acknowledges that the Shares are characterized as "restricted securities" under the Securities Laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be sold without registration under the Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described in Section 3.1(w) below.

          (w) LEGENDS.
              --------

          It is understood that the certificates evidencing the Shares will bear a legend in substantially the following form:

     "These securities have not been registered under the Securities Act of 1933, as amended, or any state securities law. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Seller that such registration is not required or unless sold pursuant to Rule 144 of such Act."

          (x) NO MISSTATEMENTS OR OMISSIONS.
              ------------------------------

            No representation or warranty by Seller or the Shareholders contained in this Agreement and no statement contained in the Seller Disclosure Memorandum or other document delivered by Seller to Buyer contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     3.2 BUYER AND PARENT.
         -----------------

      Subject to the exceptions and qualifications set forth herein, Buyer and Parent, jointly and severally, hereby represent and warrant to Seller and the Shareholders as follows:

          (a) ORGANIZATION AND QUALIFICATION.
              -------------------------------

     Each of Buyer and Parent is a corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation. All of the issued and outstanding shares of Buyer Common Stock are owned by Parent. Except for Buyer's qualification to do business in the State of California, which will be effected following the Closing, Buyer is qualified or licensed to do business in those jurisdictions where the conduct of its business requires it to be licensed or qualified, except where the failure to do so would not have a material adverse effect on Buyer. Buyer has all requisite power and authority to own or lease those properties currently owned or leased by it, and to conduct those business presently conducted by it.

          (b) AUTHORIZATION; NO RESTRICTIONS, CONSENTS OR APPROVALS.
              ------------------------------------------------------

     Each of Buyer and Parent has full power and authority to enter into and perform the Transaction Documents to which it is a party, and has taken all necessary corporate action to authorize the execution and delivery of the Transaction Documents to which it is a party and the performance by it of its respective obligations hereunder and thereunder. Each of the Transaction Documents to which Buyer or Parent is a party have each been duly executed by Buyer or Parent, as applicable, and constitutes the legal, valid, binding obligation of Buyer or Parent is applicable, enforceable against Buyer and Parent, subject to general equity principles, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally. The execution and delivery of the Transaction Documents, the delivery of the Shares and the consummation by Buyer and Parent of the transactions contemplated herein do not (i) conflict with or violate any of the terms of the Certificate of Incorporation and By-Laws of Buyer or Parent, (ii) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any material agreement, obligation or instrument by which Buyer or Parent is bound or to which any property of Buyer is subject, or constitute a default thereunder, or (iii) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any material license, permit or other authorization from a Governmental Authority to which Buyer or

Parent is a party or by which Buyer or Parent may be bound, or result in the violation by Buyer or Parent of any Laws to which Buyer or Parent may be subject, in each case, which would have a material adverse effect on the transactions contemplated herein, other than pursuant to applicable Securities Laws. No governmental or regulatory authorization, approval, order, consent, or filing is required, including, without limitation, any filings which may be required under the Laws, on the part of Buyer or Parent in connection with the execution, delivery, and performance of the Transaction Documents.

          (c) FINANCIAL STATEMENTS.
              ---------------------

     Each of (i) Parent's audited consolidated balance sheet and related consolidated statement of income, cash flows and changes in stockholders' equity (together with related notes) as of and for the year ended June 30, 2000, as contained in the reports filed by Parent with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "SEC REPORTS"), and (ii) Parent's unaudited consolidated balance sheet and related consolidated statement of income, cash flows and changes in stockholders' equity as of and for the nine-month period ended March 31, 2001, as contained in the SEC Reports (collectively, the "PARENT FINANCIAL STATEMENTS"), (x) fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its operation, cash flows and stockholders' equity for each of the periods then ended, except that the unaudited financial statements are subject to normal year-end adjustments, and (y) were prepared in accordance with GAAP throughout the periods involved, in each case, except as otherwise indicated in the notes thereto.

          (d) PENDING LITIGATION.
              -------------------

     There no actions, suits, claims, enforcement actions, or proceedings pending or, to Buyer's knowledge, threatened against Buyer, whether at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would have a material adverse effect on the business, financial position, or results of operations of Buyer; nor is there outstanding any writ, order, decree, or injunction applicable to Buyer or Parent that (i) calls into question Buyer's or Parent's authority or right to enter into the Transaction Documents and consummate the transactions contemplated hereby or thereby, or (ii) would otherwise prevent or delay the transactions contemplated by this Agreement or the other Transaction Documents.

          (e) CAPITALIZATION OF BUYER; SHARE ISSUANCE.
              ----------------------------------------

     The entire authorized capital stock of Buyer consists of ten thousand (10,000) shares of common stock, $.01 par value ("Buyer Common Stock"), of which one hundred (100) shares are issued and outstanding as of the date hereof, all of which are owned by Parent. As of the Closing, Buyer shall be capitalized with not less than $600,000 in cash. There are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other agreements, instruments, documents or commitments pursuant to which Buyer is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities of Buyer except as contemplated by the Transaction Documents. At the Closing, the Parent Shares, and, after the Closing, the Deferred Parent Shares, will be issued to Seller free and clear of all Liens, except for Liens relating to restrictions under applicable Securities Laws and Liens created by the Transaction Documents.

ARTICLE IV. COVENANTS.
            ----------

     4.1 OBTAINING CONSENTS.
         -------------------

     The parties hereto recognize that nothing in this Agreement shall be construed as an attempt to assign to Buyer any Transferred Asset that, as a matter of law or by the terms of the applicable Contract (if such Transferred Asset is rights in a Contract), is not assignable without the consent of a third party, and unless and until assigned to Buyer, any such Transferred Asset shall be held by Seller in trust for the benefit of Buyer as of the Closing Date. Seller and each Shareholder shall, at the request and under the direction of Buyer, take all commercially reasonable actions and do or cause to be done all commercially reasonable things as are necessary or proper in order that the obligations of Seller relating to any such Transferred Asset may be performed by Buyer in a manner that would enable Buyer to preserve and benefit from the value of such Transferred Asset.

     4.2 FURTHER ASSURANCES.
         -------------------

          (a) After the Closing, each of the parties hereto shall execute such documents and other instruments and perform such further acts as may be required or reasonably requested by any other party hereto to carry out the provisions hereof and the transactions contemplated hereby including, without limitation, vesting in Buyer good and marketable title to the Transferred Assets free and clear of any and all Liens.

          (b) After the Closing, Seller and the Shareholders shall promptly advise Buyer in writing of the commencement or threat (of which any of them has knowledge) against Seller or the Shareholders of any claim, action, suit or other proceeding that relates to or might reasonably be expected to affect Parent, Buyer, Seller or the Transferred Assets.

     4.3 PAYMENTS RECEIVED.
         ------------------

     Seller and the Shareholders agree that, after the Closing, each of them, jointly and severally, will hold for the benefit of Buyer and will promptly transfer and deliver to Buyer, from time to time as and when received by any of them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which relates to any of the Transferred Assets prior to the Closing including, without limitation, any accounts receivable and insurance proceeds. From and after the Closing, Buyer shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidence of indebtedness received by Buyer on account of the Transferred Assets or the operations of Seller prior to the Closing and Seller hereby designates and appoints (which designation and appointment is irrevocable and coupled with an interest) Buyer as its attorney-in-fact, in the name, place and stead of Seller, for such purposes.

     4.4 AGREEMENTS RELATING TO LEASED REAL PROPERTY.
         --------------------------------------------

     Seller and the Shareholders shall cooperate with Buyer and take all reasonable actions necessary to obtain and deliver to Buyer at the Closing a current estoppel certificate from the landlord under each Lease ("Landlord Estoppel Certificate") stating (i) that such Lease has not been amended, modified or supplemented and is in full force and effect; (ii) that all rent and other sums and charges payable under such Lease are current and setting forth the date through which such payments have been made; (iii) whether any rent or other charge has been paid more than one month in advance; (iv) the amount of any security or other similar deposit held by or on behalf of such landlord under such Lease; (v) that no notice of default or termination under such Lease is outstanding; (vi) that to the best of such landlord's knowledge and belief, no uncured default or termination event or condition exists under such Lease and no event has occurred or condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition; (vii) that, as of the date of such certificate, such landlord has no charge, Lien, claim, defense or offset of any kind under such Lease; (viii) that the consummation of the transactions contemplated hereby will not constitute a default (with or without the giving of notice or lapse of time or both) under such Lease or grounds for the termination thereof or for the exercise of any right or remedy adverse to the interests of Seller thereunder; and (ix) that the landlord under each Lease consents to the assignment of such Lease to Buyer effective as of the Closing Date.

     4.5 NAME CHANGES.
         -------------

     Seller covenants and agrees that, promptly after the Closing, it shall file a certificate of amendment to its Articles of Incorporation, and file appropriate documentation in those jurisdictions in which it is qualified to do business as a foreign corporation, if any, changing its corporate name from "Student Sports, Inc." to a name that does not include or bear any similarity to said name or any name or any Intellectual Property included in the Transferred Assets. Seller and the Shareholders shall not use any names that bear any similarity to such corporate names. Each of Seller and the Shareholders hereby irrevocably designates and appoints (which designation and appointment is coupled with an interest) Buyer as their respective agent and attorney-in-fact for purposes of filing all such documents following the Closing Date necessary in the judgment of Buyer to implement the intent and purpose of this Section; provided, however, that such designation and appointment of Buyer shall only be effective if Seller fails to file such documents following the Closing Date.

     4.6 COVENANT NOT TO COMPETE.
         ------------------------

     In order to induce Buyer and Parent to enter into and perform this Agreement, Seller and each Shareholder agree that with respect to Seller and any Shareholder not employed by Buyer or an Affiliate of Buyer on the Closing Date, for a period of two (2) years beginning on the Closing Date (in each case, the "RESTRICTED PERIOD"), it or he shall not, without the prior written consent of Buyer, for its own account or jointly or in combination with another Person, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise: (i) engage in a business that is the same as, or similar to, or directly competes with, the business of Seller as conducted by Seller on the Closing Date; (ii) solicit or induce, or in any manner attempt to solicit or induce, any individual who is employed by Seller at the Closing Date to leave such employment, whether or not such employment is pursuant to a written contract or otherwise, or (iii) induce or influence any customer, supplier or any other Person who had a business relationship with Seller prior to the Closing, or that has a business relationship with Parent or Buyer, or any of their respective Affiliates, whether before or after the Closing Date, to terminate such relationship or to discontinue or reduce the extent of its relationship with Buyer, Parent or any of their respective Affiliates.

ARTICLE V.  THE CLOSING.
            ------------

     Subject in each case to the terms and conditions contained in this Agreement, the following steps shall be taken concurrently at the Closing, except as otherwise expressly stated:

     5.1 SELLER DELIVERIES.
         ------------------

          Seller and the Shareholders shall deliver, or cause to be delivered, to Buyer the following:

               (i) All bills of sale, certificates of title, assignments and instruments of transfer as shall be necessary and requested by Buyer in order to assign and transfer, or to evidence the assignment and transfer of, all of the Transferred Assets to Buyer, including, without limitation, the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, the Trademark Assignment and the Domain Name Assignment;

               (ii) All consents, estoppels and authorizations, in form and substance satisfactory to Buyer, from all Persons whose consent or authorization is required for the consummation of the transactions contemplated by this Agreement;

               (iii) A Schedule, certified by Seller and the Shareholders to be true, correct and complete as of the Closing Date, of all (1) receivables of the Seller, setting forth an aging thereof, and (2) Accounts Payable;

               (iv) Resolutions duly adopted by the Board of Directors of Seller, authorizing the execution, delivery and performance of this Agreement and the other instruments and agreements to be executed and delivered by Seller, duly certified by the Secretary or an Assistant Secretary of Seller, and an incumbency certificate, certifying the names and true signatures of the officers of Seller executing and delivering this Agreement and such other instruments and agreements;

               (v) A copy of the Certificate of Incorporation of Seller, certified by the Secretary of State of the State of its incorporation as of a date no more than ten (10) days prior to the Closing Date;

               (vi) A copy of the By-Laws of the Seller, certified by an officer of the Seller to be true, correct and complete as of the Closing Date;

               (vii) A certificate of good standing for Seller as of a date not more than ten (10) days prior to the Closing Date issued by the Secretary of State of the State of its incorporation and every other state in which the Seller is authorized to do business;

               (viii) A clearance certificate or similar document that may be required by any taxing authority of any jurisdiction in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price;

               (ix) All Records;

               (x) A receipt for the Parent Shares;

               (xi) The Employment Agreement, duly executed by Andrew Bark;

               (xii) The Registration Rights Agreement, duly executed by Seller;

               (xiii) Any documentation requested by Buyer or Parent pursuant to
Section 3.1(v);

               (xiv) Duly executed Landlord Estoppel Certificates; and

               (xv) Such other documents as shall reasonably be requested by Buyer in order to effectively carry out the transactions contemplated by this Agreement, duly executed by the Seller where appropriate.

     5.2 BUYER DELIVERIES.
         -----------------

         Buyer shall deliver, or cause to be delivered, to Seller the following:

               (i) A Certificate for the Parent Shares, for transfer to the Shareholders in accordance with Seller's written instruction;

               (ii) Resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the other instruments and agreements to be executed by Buyer, duly certified by the Secretary or an Assistant Secretary of Buyer, and an incumbency certificate, certifying the names and true signatures of the Officers of Buyer executing and delivering this Agreement and such other instruments and agreements;

               (iii) A copy of the Certificate of Incorporation of Buyer, certified by the Secretary of State of the State of Delaware, dated a date not more than fifteen (15) days prior to the Closing Date;

               (iv) A certificate of good standing for Buyer issued as of a date not more than ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware;

               (v) The Employment Agreement, duly executed by Buyer; and

               (vi) The Registration Rights Agreement, duly executed by Parent.

ARTICLE VI. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.
            ------------------------------------------------------------

     6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS.
         ---------------------------------------------------------

         The representations, warranties, covenants, agreements and indemnities of the parties contained in this Agreement will survive any investigation prior, on or subsequent to the date of this Agreement made by any party or its representatives and the consummation of the transactions contemplated in this Agreement and will continue in full force and effect until the date that is one
(1) year from the Closing Date, provided, however, that the representations, warranties and indemnitees of Seller and the Shareholders with respect to
Section 3.1(d) ("Taxes") shall continue in full force and effect until ninety
(90) days after the applicable statute of limitations and any extensions thereof (the "SURVIVAL PERIOD"); provided, however, that the Survival Period will be extended automatically to include any time period necessary to resolve a Claim for indemnification which arises out of any written notice to a Buyer Indemnitor or a Seller Indemnitor advising such Indemnitor of the facts or circumstances that may give rise to a claim for indemnification, provided notice was delivered before expiration of the Survival Period. Liability for any item will continue until the Claim will have been finally settled, decided or adjudicated.

     6.2 INDEMNIFICATION BY SELLER AND THE SHAREHOLDERS.
         -----------------------------------------------

     In accordance with and subject to the further provisions of this Article VI, Seller and the Shareholders ("BUYER INDEMNITORS") will, jointly and severally, indemnify and hold harmless Parent, Buyer and their Affiliates, and their respective officers, directors, agents and employees (collectively, "BUYER INDEMNITEES"), from and against and in respect of any and all loss, damage, Liability, cost and expense, including costs of investigation and reasonable attorneys' fees and amounts paid in settlement ("INDEMNIFIED LOSSES"), suffered or incurred by any one or more of Buyer Indemnitees by reason of, or arising out of:

          (a) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement or covenant of Seller or any Shareholder contained in this Agreement.

          (b) all Liabilities and obligations of, or claims, demands or actions against, Seller or the Transferred Assets, whether known or unknown, accrued, absolute, contingent or otherwise (including, without limitation, Liabilities related to Taxes), existing as of the date of this Agreement, in any case under this Section 6.2(b) to the extent not an Assumed Obligation;

          (c) the ownership, operation or conduct of the business of Seller prior to the Closing Date, except for the Assumed Liabilities; and

          (d) any and all Claims, suits, proceedings, claims, demands, assessments, judgments, fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid any Claims, suits, proceedings, demands, assessments, judgments, fees and expenses or to oppose the imposition of any Claims, suits, proceedings, demands, assessments, judgments, fees and expenses, or in enforcing this Agreement, including the provisions of this Article VI.

     6.3 INDEMNIFICATION BY BUYER.
         -------------------------

     In accordance with and subject to the provisions of this Article VI, Buyer ("SELLER INDEMNITOR") will indemnify and hold harmless Seller and the Shareholders, and their respective Affiliates, officers, directors, agents and employees (the "SELLER INDEMNITEES"), for any Indemnified Losses suffered or incurred by one or more of such Seller Indemnitees by reason of, or arising out of:

          (a) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of Buyer contained in this Agreement;

          (b) the failure of Buyer to perform any Assumed Obligations with respect to periods after the Closing, in any case under this Section 6.3(b) to the extent not an Excluded Obligation; and

          (c) any and all Claims, suits, proceedings, demands, assessments, judgments, fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid any Claims, suits, proceedings, demands, assessments, judgments, fees and expenses or to oppose the imposition of any Claims, suits, proceedings, demands, assessments, judgments, fees and expenses, or in enforcing this Agreement, including the provisions of this Article VI.

     6.4 LIMITATIONS ON AMOUNT.
         ----------------------

          (a) Seller and the Shareholders shall have no liability for indemnification under this Article VI with respect to any Indemnified Loss on account of a breach of a representation or warranty set forth in Section 3.1 until the aggregate of all such Indemnified Losses exceeds $25,000 (the "LIABILITY THRESHOLD"), and then after the Liability Threshold has been exceeded, Seller and all of the Shareholders, jointly and severally, shall be responsible for all such Indemnified Losses from the first dollar of Indemnified Loss, without regard to the Liability Threshold. Anything to the contrary notwithstanding, Seller and each of the Shareholders shall have no liability for indemnification under this Article VI on account of a breach of a representation or warranty set forth in Section 3.1 other than to the extent that Buyer or Parent may exercise their respective rights of offset under Section 6.6 hereof (the "INDEMNIFICATION LIMIT").

          (b) Notwithstanding anything to the contrary set forth in Section 6.4(a) hereof, the limitations set forth in said Section 6.4(a) shall not apply to any claim by Buyer or other Buyer Indemnitee with respect to a claim for indemnification with respect to (i) the representations or warranties set forth in Section 3.1(d) (Taxes) or; (ii) any claim for indemnification based upon fraud.

          (c) Buyer shall have no liability for indemnification for any Indemnified Losses on account of any breach of any representation or warranty set forth in Section 3.2 until the Liability Threshold has been exceeded, and after the Liability Threshold has been exceeded Buyer shall be responsible for all such Indemnified Losses from the first dollar of Indemnified Loss without regard to the Liability Threshold; provided that Buyer shall have no liability for indemnification hereunder to the extent the aggregate amount of such Indemnified Losses exceeds the value of the Indemnification Limit.

     6.5 DEFENSE OF CLAIMS.
         -----------------

          (a) If any Claim by a third party arises after the Closing Date for which Buyer Indemnitors may be liable under the terms of this Agreement, then Seller Indemnitees will notify Buyer Indemnitors in accordance with the provisions of this Section, and will give such Buyer Indemnitors a reasonable opportunity: (i) to conduct any proceedings or negotiations in connection with the Claim and necessary or appropriate to defend such Seller Indemnitees; (ii) to take all other steps or proceedings required to settle or defend any Claim; and (iii) to employ counsel reasonably acceptable to such Seller Indemnitees to contest any Claim in the name of such Seller Indemnitees or otherwise. Subject to Section 6.5(g), the expenses of all proceedings, contests or lawsuits with respect to the Claims will be borne by Buyer Indemnitors.

          (b) If any Claim by a third party arises after the Closing Date for which Seller Indemnitors may be liable under the terms of this Agreement, then the Buyer Indemnitee will notify the Seller Indemnitors in accordance with the provisions of this Section, and will give such Seller Indemnitors a reasonable opportunity: (i) to conduct any proceedings or negotiations in connection with the Claim and necessary or appropriate to defend the such Buyer Indemnitees;
(ii) to take all other steps or proceedings required to settle or defend any Claim; and (iii) to employ counsel reasonably acceptable to such Buyer Indemnitees to contest any Claim in the name of such Seller Indemnitees or otherwise. Subject to Section 6.5(g), the expenses of all proceedings, contests or lawsuits with respect to the Claims will be borne by Seller Indemnitors.

          (c) Notwithstanding Section 6.5(a) or (b), if (i) a Buyer Indemnitee or a Seller Indemnitee determines in good faith that there is a reasonable probability that such a Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification hereunder, or (ii) the Claim seeks injunctive or similar relief, or (iii) the Claim brought or initiated by a Governmental Authority, such Indemnitee may, by notice to Buyer Indemnitor or the Seller Indemnitor, as applicable, assume the exclusive right to defend, compromise or settle such Claim, and such Indemnitor shall be obligated to reimburse the legal fees, costs and expenses of that defense.

          (d) If Buyer Indemnitor or Seller Indemnitor does not assume the defense of, or if after so assuming such Indemnitor fails to defend, any such Claims, then Buyer Indemnitees or Seller Indemnitees, as applicable, may defend against any Claims in the manner they may deem appropriate and such Indemnitees may settle any Claims on the terms they deem appropriate, and such Indemnitor will promptly reimburse such Indemnitees for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by such Indemnitees in connection with the defense against and settlement of any Claims. If no settlement of any Claims are made, such Indemnitor will satisfy any judgment rendered with respect to any Claim, before such Indemnitees are required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by such Indemnitees in the defense of any claim or action.

          (e) If a judgment is rendered against any Buyer Indemnitees or Seller Indemnitees in any Claim covered by the indemnification under this Agreement, or any Lien in respect of any judgment attaches to any of the assets of any such Indemnitees, Buyer Indemnitor or Seller Indemnitor, as applicable, will immediately upon any entry or attachment pay the relevant judgment in full or discharge the relevant Lien unless, at the expense and direction of such Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the Lien is stayed. If and when a final judgment is rendered in any action, such Indemnitor will forthwith pay any judgment or discharge any Lien before any of such Indemnitees is compelled to do so.

          (f) Any notice required to be given to a Buyer Indemnitor or a Seller Indemnitor pursuant to Section 6.5 shall be given no later than the latter of:
(i) the end of the first half of the term within which an answer or other response to the Claim is required to be made (the "ANSWER PERIOD") and (ii) two
(2) business days after receipt by a Buyer Indemnitee or a Seller Indemnitee, as applicable, of notice of the action. Such Indemnitor shall assume the defense of any Claim, if at all, by notice to such Indemnitees no later than the earlier of: (i) the end of the second third of the Answer Period and (ii) three (3) business days prior to the date by which an answer or other response to the Claim is required to be made. Such Indemnitor's failure to notify such Indemnitees within the specified time shall be conclusively deemed an election by such Indemnitor not to assume such defense. Any failure by such Indemnitees to give the requisite notice within the time specified in this Section 6.5(f) will not relieve an Indemnitor of the obligation to indemnify Indemnitees pursuant to this Article VI except to the extent that the defense of any Claim is materially prejudiced by the delay.

          (g) The Indemnitor or the Indemnitee, as appropriate, shall have the right to participate in the defense of any Claim related to an Indemnified Loss at its sole cost and expense and the cost and expense of that participation shall not be a loss that is indemnified.

     6.6 OFFSET.
         -------

     Other than with respect to claims for Indemnified Losses arising out of fraudulent acts, with respect to which there shall be no limitation of liability, the sole remedy of Buyer, Parent and any other Buyer Indemnitee to recover Indemnified Losses under this Article VI shall be to offset Indemnified Losses against any obligation of Buyer or Parent to pay all or any portion of the Deferred Parent Shares (based on the fair market value of the Deferred Parent Shares determined in accordance with Section 2.9(b) hereof).

ARTICLE VII     BROKERAGE.
                ----------

     7.1 FINDERS AND BROKERS FEES.
         -------------------------

     Neither Buyer nor Parent, on the one hand, nor Seller nor any Shareholder, on the other hand, has dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any compensation including, without limitation, a commission or finder's fee, in connection with any of these transactions. The parties each agree to indemnify and hold harmless one another against any loss, Liability, damage, cost, Claim, or expense incurred by reason of any compensation, including, without limitation, brokerage, commission, or finder's fee, alleged to be payable because of any act, omission, or statement of the indemnifying party.

ARTICLE VIII    GENERAL PROVISIONS.
                -------------------

     8.1 SALES AND TRANSFER TAXES.
         -------------------------

     Seller shall pay any and all taxes, federal, state, or local, in the nature of sales, use, transfer gains, conveyance, recording, ad valorem, stamp, transfer and any similar tax, fee or duty required to be paid in respect of the conveyance, assignment, or transfer to Buyer of the Transferred Assets and the other transactions contemplated by this Agreement.

     8.2 NO THIRD PARTY BENEFICIARIES.
         -----------------------------

     Except as expressly set forth herein, nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any Person (including, but not limited to, any employee or former employee of Seller) other than the parties hereto, and no other Person shall have any rights or remedies hereunder.

     8.3 EXPENSES OF THE PARTIES.
         ------------------------

     Subject to Section 8.1 hereof, all expenses involved in the preparation, authorization, and consummation of this Agreement, incurred up to and including the Closing, including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants in connection therewith, shall be borne solely by the party who shall have incurred the same, and the other parties shall have no liability in respect thereof; provided, however, that nothing herein shall be construed to release or impair any claim for damages by any party. No such fees and expenses of Seller are included as Assumed Obligations.

     8.4 AMENDMENT AND WAIVER.
         ---------------------

     This Agreement may not be changed or terminated orally. No waiver of compliance with any provision or condition hereof, and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent.

     8.5 MISCELLANEOUS.
         --------------

     The Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret, or construe the intentions of the parties. This Agreement may be executed in one or more counterparts and all such counterparts shall constitute one and the same instrument.

     8.6 BINDING EFFECT.
         ---------------

     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective administrators, legal representatives, successors and permitted assigns.

     8.7 PUBLICITY.
         ----------

     After the Closing, all general notices, releases, statements and communications to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be determined by Parent or Buyer.

     8.8 COMPLETE AGREEMENT.
         -------------------

     This Agreement and the Exhibits and Schedules and other documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all previous negotiations, commitments, and writings.

     8.9 NOTICES.
         --------

     Any notice, report, demand, waiver, consent or other communication given by a party under this Agreement (each a "NOTICE") shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by a nationally recognized overnight courier service which provides evidence of delivery, or (iii) when five (5) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party at that party's address as it appears below or another address of which that party has given notice, or (iv) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

     Notice to Parent or Buyer shall be sufficient if given to:

            Silverstar Holdings, Ltd.
            6100 Glades Road, Suite 305
            Boca Raton, Florida 33434
            Attn: Clive Kabatznik
            Fax: (561) 479-0757

     With a copy to:

            Jenkens & Gilchrist Parker Chapin LLP
            The Chrysler Building
            405 Lexington Avenue
            New York, New York 10174
            Attn: Henry I. Rothman, Esq.
            Fax: (212) 704-6288

     Notice to Seller or to any Shareholder shall be sufficient if given to the Representative at:

            2780 Skypark
            No. 475
            Torrance, California  90505

     8.10 ASSIGNMENT.
          -----------

     Except as expressly provided herein, this Agreement and any rights pursuant hereto shall not be assignable by any party without the prior written consent of the other party. Except as provided in the previous sentence, this Agreement and all of the rights and obligations hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     8.11 SEVERABILITY.
          -------------

     If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provisions had not been contained herein.

     8.12 CHOICE OF LAW; CHOICE OF FORUM.
          -------------------------------

          (a)   APPLICABLE LAW.
                ---------------

     All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of New York, United States of America.

         (b)   DISPUTE RESOLUTION.
               -------------------

      Any and all disputes arising out of or related to this Agreement including, without limitation, questions concerning the construction, enforceability, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement, and any dispute which relates to the confidential or proprietary information of any party hereto, will be initially mediated in accordance with the dispute resolution procedures set forth below. No provision of, or the exercise of any rights, under Section 8.13 shall limit the right of any party to pursue all legal remedies available to it, or obtain provisional or ancillary remedies such as injunctive relief from a court having jurisdiction before, during or after the pendency of any alternative dispute resolution.

     8.13 ARBITRATION.
          ------------

          (a) In case any party ("First Party") shall so object to any claim or claims by another party ("Second Party"), the Second Party shall have thirty
(30) days after receipt of an objection by the First Party to respond in a written statement to the objection of the First Party. If after such thirty (30) day period there remains a dispute as to any claims, the First Party and the Second Party shall attempt in good faith for forty-five (45) days to agree upon the rights of the respective parties with respect to each of such claims. If the First Party and the Second Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

          (b) If no such agreement can be reached after good faith negotiation, either party may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, the parties shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement.

     Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in the State of New York under the commercial arbitration rules then in effect of the American Arbitration Association. For purposes of this Section 11.13, in any arbitration hereunder in which any claim or the amount thereof stated is at issue, the First Party shall be deemed to be the "Non-Prevailing Party" unless the arbitrators award the First Party at least one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Second Party shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.




                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed by their respective authorized officer, as the case may be, as of the date first above written.


                                   STUDENT SPORTS INC., a Delaware corporation


                                   By: /s/ Clive Kabatznik
                                      ------------------------------------------
                                      Name: Clive Kabatznik
                                      Title: Chairman



                                   SILVERSTAR HOLDINGS, LTD.


                                   By: /s/ Clive Kabatznik
                                      ------------------------------------------
                                      Name: Clive Kabatznik
                                      Title: CEO



                                   STUDENT SPORTS, INC. a California corporation


                                   By: /s/ Andrew Bark
                                      ------------------------------------------
                                      Name: Andrew Bark
                                      Title: CEO







                   [SIGNATURE PAGE - ASSET PURCHASE AGREEMENT]

                                   SHAREHOLDERS:

                                      /s/ Andrew Bark
                                      ------------------------------------------
                                   ANDREW BARK


                                   INTERNET PARTNERSHIP GROUP


                                   By: /s/ Niccolo Caderni
                                      ------------------------------------------
                                      Name: Niccolo Caderni
                                      Title: Director


                                      /s/ Stanley Castleton
                                      ------------------------------------------
                                      STANLEY CASTLETON


                                      /s/ Jerry Keane
                                      ------------------------------------------
                                      JERRY KEANE


                                      THOMAS DONNELLY FAMILY TRUST


                                   By: /s/ Christopher J. Donnelly
                                      ------------------------------------------
                                      Name:  Christopher J. Donnelly
                                      Title: Trustee


                                      /s/ William Baker
                                      ------------------------------------------
                                      WILLIAM BAKER





                 [SIGNATURE PAGE - ASSET PURCHASE AGREEMENT]